APPENDIX B


                         AMENDED AND RESTATED ARTICLE 4
                      OF THE CERTIFICATE OF INCORPORATION
                      -----------------------------------

         Article 4 of the Certificate of Incorporation of Donegal Group Inc. (the "Corporation") is hereby amended and restated so that, as amended and restated, Article 4 shall read in its entirety as follows:

         "4. The aggregate number of shares of stock which the Corporation shall have authority to issue is 37,000,000 shares, consisting of (i) 25,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and (iii) 2,000,000 shares of Series Preferred Stock, par value $.01 per share (the "Preferred Stock"). Upon a Certificate of Amendment of Certificate of Incorporation becoming effective (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's existing Common Stock, par value $1.00 per share, then issued, including shares held in the treasury of the Corporation, shall be automatically reclassified, changed, converted and split and be deemed to represent one-third of a fully paid and non-assessable share of Class B Common Stock, par value $.01 per share.

         (a) Notwithstanding anything to the contrary set forth above, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock shall be subject to the following:

                  (i) Except as otherwise required by law or as otherwise provided in this Article 4, each share of Class A Common Stock and each share of Class B Common Stock shall be of equal rank and shall have identical powers, preferences, qualifications, limitations, restrictions and other rights.

                  (ii) (A) Each holder of Class A Common Stock shall be entitled to one-tenth of one vote for each share of Class A Common Stock held on any matters to be voted on by the stockholders of the Corporation. Each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held on any matters to be voted on by the stockholders of the Corporation. Except as required by the DGCL or the Corporation's Certificate of Incorporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class on all matters to be voted upon by the stockholders of the Corporation and the affirmative vote of the holders of a majority in voting power represented by the Class A Common Stock and the Class B Common Stock entitled to vote and voting as a single class shall be required to amend the Corporation's Certificate of Incorporation, to authorize additional shares of capital stock of any class, to approve any merger or consolidation of the Corporation with or into any other corporation or the sale of

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all or substantially all of the Corporation's assets or to approve the dissolution of the Corporation. There shall be no cumulative voting rights in the election of directors.

         (B) The Class A Common Stock and the Class B Common Stock shall be entitled to vote separately as a class with respect to (i) amendments to this
Article 4 that alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock as to affect them adversely and (ii) such other matters as may require class voting under the DGCL.

                  (iii) Each share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to dividends and distributions, including distributions in connection with any recapitalization and upon liquidation, dissolution or winding up of the Corporation, except that (A) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than a dividend or distribution in cash or property on a share of Class B Common Stock and (B) dividends or other distributions payable on the Class A Common Stock and the Class B Common Stock in shares of capital stock shall be made to all holders of Class A Common Stock and Class B Common Stock and may be made (1) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, (2) in shares of Class A Common Stock to the holders of Class A Common Stock and to the holders of Class B Common Stock or (3) in any other authorized class or series of capital stock to the holders of Class A Common Stock and to the holders of Class B Common Stock.

                  (iv) In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same per share consideration in such merger or consolidation.

                  (v) The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and the Class B Common Stock entitled to vote and voting as a single class.

                  (vi) The Corporation shall not split, divide or combine the shares of Class A Common Stock or Class B Common Stock unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of both the Class A Common Stock and the Class B Common Stock in the same proportion and manner.

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                  (vii) Except as provided in this Article 4, no stockholder of this Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of capital stock of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of capital stock of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholders, other than such rights, if any, as the Board of Directors, in its discretion may fix; and the Board of Directors may issue shares of any class of capital stock of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of capital stock of any class, either in whole or in part, to the existing stockholders of any class.

                  (viii) Each share of Class B Common Stock may at any time be exchanged at the election of the holder thereof for one fully paid and nonassessable share of Class A Common Stock. Any holder of shares of Class B Common Stock may elect to exchange any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be exchanged to the transfer agent of the Corporation at its office, accompanied by a written notice of the election by the holder thereof to exchange and, if so required by the transfer agent or by the Corporation, by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or his duly authorized attorney. Such exchange shall be irrevocable.

         (b) The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation as herein provided in one or more series. The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 4, to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the DGCL, the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences, limitations and restrictions of the shares in each such series. Notwithstanding anything to the contrary set forth above, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Preferred Stock shall be subject to the following:

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                  (i) The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of any other voting requirements set forth in Section 242(b)(2) of the DGCL, but subject in all events to compliance with the requirements of this Article 4.

                  (ii) All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon, if any, may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that, to the extent not otherwise limited in this
         Article 4, any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences, limitations and restrictions set forth in a certificate of designations filed under the DGCL with respect to any series.

                  (iii) Except as otherwise specifically provided in the certificate of designations filed pursuant to the DGCL with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose and the Class A Common Stock and the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series thereof shall vote with the Class A Common Stock and the Class B Common Stock as a single class, except as otherwise provided in the certificate of designations filed pursuant to the DGCL with respect to any series of Preferred Stock or as otherwise provided by law.

                  (iv) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Class A Common Stock and the Class B Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of the Class A Common Stock and the Class B Common Stock. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock and the Class B Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or

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         a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article 4."

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